Exhibit 99.1

ReachLocal Announces Increase of Share Repurchase Program

(WOODLAND HILLS, CA) – March 4, 2013 - ReachLocal, Inc. (NASDAQ:RLOC), a leader in local online marketing solutions for small- and medium-sized businesses (SMBs), today announced that its Board of Directors has amended its previously announced share repurchase program to increase the total authorized repurchase amount by $21 million, to a total authorization of $47 million.

With this amendment, the remaining amount available for repurchase of ReachLocal’s common stock under the repurchase program is approximately $30 million. Purchases will be made from time-to-time in open market or privately negotiated transactions as determined by ReachLocal’s management. The amount and timing of the share repurchase will depend on business and market conditions, stock price, trading restrictions, acquisition activity, and other factors. The repurchase program does not obligate ReachLocal to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at ReachLocal’s discretion.

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About ReachLocal, Inc.

ReachLocal, Inc.(NASDAQ: RLOC) develops online marketing and transaction solutions that power local commerce for SMBs, from lead generation and lead conversion to booking and buying. Our global distribution network includes local Internet marketing consultants and service professionals, along with select third-party agencies and resellers throughout the United States, Canada, Australia, New Zealand, the United Kingdom, Germany, the Netherlands, Japan, Poland, Czech Republic, Slovakia and Brazil. ReachLocal is headquartered in Woodland Hills, Calif. Subscribe to ReachLocal’s free newsletter to receive news, tips, and other online marketing insights.

Investor Relations:

The Blueshirt Group

Alex Wellins, 818-575-6840

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Media Contact:
ReachLocal, Inc.

Jason Treu, 214-294-0307

Vice President of Public Relations

jason.treu@reachlocal.com